Exhibit 10.1
*** OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION
CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTION 240.24b-2
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to the Employment Agreement (the “Amendment”) is entered into as of the 28th day of November, 2011 (the “Amendment Effective Date”) by and between Christopher J. Davino (the “Executive”) and Premier Exhibitions, Inc., a Florida corporation (the “Company”).
Recitals
WHEREAS, the Executive presently serves as President and Chief Executive Officer of the Company pursuant to an employment agreement with the Company effective as of September 3, 2009 (the “Agreement”);
WHEREAS, the Executive presently serves on the Board of Directors of the Company (the “Board”);
WHEREAS, the Executive and the Company wish to provide for the continued employment of the Executive on the terms and conditions set forth in the Agreement as modified by this Amendment (“the Amended Agreement” or “this Agreement”);
Agreement
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:
A.	Section 1(a) of the Agreement is deleted in its entirety and replaced with the following:
1.	Employment.
(a)
The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the Date of Termination (as defined in Section 4(h) below) (the “Employment Period”).

B.	Sections 2, 3(a), (b), (d), (e), and (f), 4, 5, 7 and 12 of the Agreement are deleted in their entirety and replaced with the following:

2.	Position and Duties.
(a)
Duties. The Executive shall be employed by the Company as President of RMS Titanic, Inc., and the Executive shall continue to serve on the Board until the expiration of his current term on the date of the Company’s next annual meeting of shareholders. The Executive’s duties shall be limited to and focused on the following:

(i)	evaluating and pursuing a sale of the Company’s Titanic artifact collection or the stock of RMS Titanic, Inc.,
(ii)	promotion of the legislation related to the Titanic and supported by the Company,
(iii)	consultation, at the Board’s request, on other strategic transactions involving stock or assets of the Company, and
(iv)	such other related duties as are properly and lawfully required by the Board.
While the Executive shall perform duties in accordance with (i) through (iv) above, each of these responsibilities shall ultimately be under the management and direction of the Board of Directors and may be subject to specific delegations of authority and policies and procedures consistent therewith as adopted by the Board in its discretion. The Executive shall confine his efforts to the duties outlined in accordance with (i) through (iv) above and shall have no responsibility for day-to-day operations of the Company or supervision of other employees of the Company. The Executive shall report directly to the Board of directors.
(b)
Engaging in Other Employment. During the Employment Period, the Executive shall devote substantially all of his business time, energies and talents to serving as President of RMS Titanic, Inc., and shall perform the duties set forth in Section 2(a) conscientiously and faithfully subject to the reasonable and lawful directions of the Board, and in accordance with the policies, rules and decisions consistent therewith adopted from time to time by the Company, its Board and any employing affiliates. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 11, to (i) serve on civic or charitable boards, (ii) with the consent of the Board, which consent shall not be unreasonably withheld or denied, serve on no more than three corporate boards unrelated to the Company (and retain all compensation in whatever form for such service), (iii) deliver lectures or fulfill speaking engagements provided such lectures or speaking engagements are approved in advance by the Board of Directors or its designee, and (iv) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of the Executive’s responsibilities as set forth in Section 2(a) of this Agreement or the Executive’s fiduciary duties to the Company.

(c)
Location. The Executive’s principal office shall be at the Executive’s principal residence, currently 409 Osprey Lane, Brielle, New Jersey 08730; provided that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement, further provided that the Company approves the reimbursement of the Executive’s travel expenses.

(d)
Affiliates. The Executive agrees to serve, without additional compensation, as an officer and director of each of the Company’s wholly-owned affiliates as of the date hereof, as determined by the Board, provided that such service is covered by Sections 8 and 9 of this Agreement and provided that the duties of Executive shall conform to the provisions of Section 2(a), as modified by this Amendment.

3.	Compensation.
(a)
Base Salary. During the Employment Period, the Company shall pay the Executive an annualized base salary (“Annual Base Salary”) at a rate of $290,000, payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than bi-weekly installments).

(b)
Fiscal Year 2012 Bonus. Executive shall be paid a bonus of $50,000 for his services rendered as President and Chief Executive Officer during fiscal year 2012 up to the Amendment Effective Date, payable within thirty (30) calendar days after the Amendment Effective Date. This bonus shall be in lieu of any other annual incentive bonus programs or plans of the Company for 2012 and future years, unless otherwise determined by the Board in its sole discretion. The bonus payable pursuant to this subsection shall be independent of any bonus payable under Section 3(d).

(d)	Transaction Bonus.
(i)
Executive shall be paid a bonus (the “Transaction Bonus”) if, during the Employment Period, the Company closes a transaction to sell substantially all of the Titanic artifacts owned by the Company or 100% of the stock of RMS Titanic, Inc. (a “Transaction”). The amount of the Transaction Bonus shall be calculated on the sale proceeds after fees payable to auction houses, the Company’s investment banker(s) and Shulte Roth (or any firm hired to perform the same duties in replacement of Shulte Roth) due to the consummation or closing of the sale (the “Sale Proceeds”). The Transaction Bonus shall be (A) 1.25% of the Sale Proceeds between $[***] and $[***] plus (B) 1.75% of the Sale Proceeds from $[***] to $[***] plus (C) 2.25% of the Sale Proceeds from $[***] to $[***] plus (D) 2.75% of the Sale Proceeds over $[***]. No Transaction Bonus shall be paid on the portion of the Sale Proceeds that is less than $[***]. The Transaction Bonus shall be paid by the Company to the Executive within thirty (30) days after the closing of the Transaction, subject, if applicable, to the deduction pursuant to Section 5(a)(ii)(A).

(ii)
In the event that a Transaction Bonus is not earned during the Employment Period, but the Company enters into a definitive agreement for a Transaction involving a party identified during the Employment Period and the definitive agreement is entered into within twelve (12) months after the Date of Termination and the Transaction is closed no later than (A) fourteen (14) months after the Date of Termination or (B) in the event the Transaction is not closed within fourteen (14) months after the Date of Termination due to a delay to obtain court or other regulatory or governmental approval for the Transaction, at such time that court approval is obtained, then Executive shall be paid the Transaction Bonus in accordance with the formula in Section 3(d)(i) notwithstanding the fact that the Employment Period has ended. In all cases, all parties, including without limitation the Board, agree to act in good faith to consummate any such Transaction expeditiously. Any willful and deliberate acts or omissions on the part of any such parties with the intent to delay the consummation of a Transaction shall toll the time periods set forth above.

(iii)
Nothwithstanding the foregoing, if Executive’s employment is terminated by the Company for Cause, as defined in Section 4(c), or if Executive voluntarily terminates his employment with the Company other than for Good Reason (but Executive’s election not to consent to an extension after the initial Employment Period hereunder shall not be deemed a voluntary termination), as defined in Section 4(d), no Transaction Bonus shall be payable under any part of Section 3(d).

(iv)
In the event that a Transaction does not close within the deadlines that would otherwise trigger a Transaction Bonus due to reasons beyond the Executive’s control, but a Transaction subsequently closes, the Board will consider, in its reasonable judgment, whether to pay Executive a Transaction Bonus notwithstanding the expiration of the deadlines and, if so, the amount of payment. In making this determination, the Board will consider the following factors: (a) the amount of time that has passed since the last date of the Executive’s employment with the Company; (b) the extent to which the Executive played a personal role in securing a definitive purchase agreement; and (c) the status and development of the Transaction at the time the Executive left the employment of Company. In considering these factors, the Board will determine in its discretion whether to reinstitute all or a part of the Executive’s entitlement to the Transaction Bonus. Any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or related to this subsection 3(d)(iv) shall be finally determined by a panel of three mediators, with each party selecting one mediator and the third mediator selected by the mediators chosen by the parties. The mediators shall consider only the factors enumerated in this Subsection. The decision of the mediators shall be binding on the parties and shall not be appealable. The Company and Executive shall each bear their own costs (including attorney’s fees) of such mediation, and shall split the cost of services provided by the mediators, and the award in mediation, if any, shall not require either party to reimburse the other for the costs of such mediation.

(e)
Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that the Executive shall be entitled to paid vacation time of no less than four (4) weeks per calendar year (including each partial calendar year during the Employment Period). The Executive shall use such vacation time at such reasonable time or times each year as he may determine.

(f)
Benefits. During the Employment Period, and except as otherwise provided in this Agreement, the Executive shall be eligible to participate in all welfare, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time; provided that the Company may not take any action that would have the effect of materially reducing the overall value of the Executive’s benefits package as in effect on the Amendment Effective Date.

(g)
Expense Reimbursements. The Executive shall be reimbursed for all travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Employment Period in connection with carrying out his duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, applicable to the President of RMS Titanic, Inc., which such policies shall be substantially similar to those policies in effect for the senior executives of the Company, or if none, in accordance with substantiation requirements under applicable law (including the Internal Revenue Code of 1986, as amended (the “Code”)), pertaining to the deductibility of such expenses.

4.	Termination of Employment.
(a)	Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.
(b)
Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (as defined below), it may give to the Executive written notice in accordance with Section 14 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the essential duties of the position held by the Executive by reason of any medically determined physical or mental impairment that lasts for 180 consecutive days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and the Executive or the Executive’s legal representative.

(c)	Cause. The Executive’s employment with the Company may be terminated during the Employment Period with or without Cause. For purposes of this Amended Agreement, “Cause” shall mean:
(i)
the Executive’s continued failure to substantially perform Executive’s employment duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or

(ii)
Executive’s failure to limit his activities to the scope of duties set forth in Section 2(a) of this Amendment or his failure to comply with the policies and procedures adopted by the Board on November 22, 2011 to apply to the President of RMS Titanic, Inc. , provided, however, that a failure that is not a significant deviation from the policies and procedures shall not be considered “Cause” under this section; or

(iii)	any act of fraud, material misappropriation, embezzlement or similar material dishonest or material wrongful act by the Executive; or
(iv)
the Executive’s continued abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company or Executive’s use of illegal drugs; or

(v)	the Executive’s, conviction for, or plea of guilty or nolo contendere to, a felony, or a crime involving moral turpitude; or
(vi)
a material breach by the Executive subsequent to the Amendment Effective Date of the covenants set forth in Section 11 of the Agreement, which shall not include disclosures approved by the Company in accordance with the policies and procedures adopted by the Board.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interest of the Company and in compliance with the terms of this Amended Agreement.

(d)
Good Reason. The Executive’s employment with the Company may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Amended Agreement, “Good Reason” shall mean any of the following without the Executive’s consent:

(i)
a material negative and non-temporary change, diminution or reduction in the Executive’s authority, title, reporting relationship or duties as President of RMS Titanic, Inc., as specified in Section 2(a) of the Amendment that has the practical effect of materially diminishing the Executive’s authority specified in Section 2(a), or the assignment to the Executive of material duties that are materially and negatively inconsistent with the duties specified in Section 2(a) herein, excluding for this purpose any action not taken in bad faith and that is remedied by the Company within 10 days after receipt of notice given by the Executive; or

(ii)	the Executive’s removal from the position of President of RMS Titanic, Inc. as specified in Section 2(a); or
(iii)	any material reduction in the overall value of the Executive’s compensation and benefits package as set forth in this Agreement; or
(iv)	any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement; or
(v)
the Company requiring the Executive to be based at any office or location other than as provided in Section 2(c) of this Amendment without the Executive’s approval, such approval not to be unreasonably withheld;

provided, however, that the Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(d) above shall have occurred and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns effective within 90 days after the date of delivery of the notice referred to in clause (x) above.
(e)
End of Employment Period. The Executive’s employment shall terminate on the earlier of April 30, 2012 or the date of the occurrence of the consummation of a Transaction, as provided in Section 4(g) below; provided, however, that the Company may, by written notice to the Executive at least ten (10) business days prior to the date the employment would otherwise end, with the written consent of Executive, extend the term of this Amended Agreement for successive one-month terms.

(f)
Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14 of this Amended Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in the Amended Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g)
Termination Upon Closing of a Transaction. If a Transaction is consummated such that a Transaction Bonus is earned and payable under Section 3(d) herein and the Executive is employed by the Company at that time, Executive’s employment shall automatically terminate as of the effective date of such Transaction.

(h)
Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, 30 days after the date of receipt of the Notice of Termination or any later date specified therein, (iii) if the Executive voluntarily resigns without Good Reason, the date on which he notifies the Company that such termination shall be effective, provided that the Company may, in its sole discretion, make such termination effective on any date it elects in writing, between the date of the notice and the proposed date of termination specified in the notice, (iv) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (v) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, (vi) if the Executive’s employment is terminated upon the effective date of the Transaction, the date specified in Section 4(g), or (vii) if the Executive’s employment is terminated at the end of the period specified in Section 4(e), the date such Employment Period ends.

(i)
Resignation from All Positions. Notwithstanding any other provision of this Amended Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, including all Board positions. The Executive shall be treated for all purposes as having so resigned from such positions upon termination of his employment, regardless of when or whether he executes any documentation to effectuate such resignations.

5.	Obligations of the Company Upon Termination.
(a)
Termination by Company without Cause; by Executive for Good Reason; or by Company for Failure to Renew. If (x) the Company terminates Executive’s employment other than for Cause, death or Disability during the Employment Period, (y) the Executive terminates his employment for Good Reason during the Employment Period, or (z) the Executive’s employment is terminated at the end of the Employment Period specified in Section 4(e) (whether or not extended, including without limitation multiple extensions) or upon the consummation of a Transaction as specified in Section 4(g) above:

(i)
Accrued Benefits. The Company shall pay to the Executive in a lump sum in cash the sum of (A) the portion of the Executive’s Annual Base Salary earned through the Date of Termination, to the extent not theretofore paid, (B) any accrued but unused vacation pay through the Date of Termination, to the extent not theretofore paid, and (C) the Executive’s business expenses that are reimbursable pursuant to Sections 1(c) and 3(g) but have not been reimbursed by the Company as of the Date of Termination (the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 14 days after the Date of Termination.

(ii)	Severance. Subject to Section 6 of this Agreement, the Company shall pay to the Executive:
(A)
(x) If the Date of Termination is prior to April 30, 2012 and a Transaction has not been consummated by such time, a lump-sum payment of $435,000, (y) if the Date of Termination is prior to April 30, 2012 and the consummation of a Transaction has occurred by such time such that a Transaction Bonus is earned and payable under Section 3(d) above, a lump-sum payment of $145,000, and (z) if the Date of Termination is on or after April 30, 2012, a lump-sum payment of $145,000. Such payment shall be made within 14 days after the deadline for signing the Release, as described in Section 6 and as amended in connection with this Amendment, or such later date as required by Section 22 of the Amended Agreement. If a payment is made pursuant to subsection (x) herein and a Transaction Bonus is earned and payable after the date of that payment, then $290,000 of the lump-sum payment shall be deducted from and shall reduce the amount of Transaction Bonus that would otherwise be payable pursuant to Section 3(d).

(B)
If the Executive is on approved travel for the Company on the Date of Termination, then the Company shall reimburse the Executive (within 14 days after receipt of an invoice from the Executive) for the cost of a one-way, coach class airline ticket and related ground transportation and parking for travel home to New York, New York; provided that (i) the trip is taken by the Executive within 30 days after the Date of Termination and (ii) the Executive shall have submitted an invoice for such reimbursement within 45 days after the Date of Termination.

(iii)
Stock Options. The Nonqualified Stock Option Agreement (the “Option Agreement”), dated as of September 3, 2009, between the Company and the Executive, shall remain in full force and effect, and the Stock Option issued to the Executive (to the extent then outstanding and not already vested) will immediately vest in full and become exercisable.

(b)
Other than for Good Reason; Termination for Cause. If the Executive shall terminate employment without Good Reason or the Company shall terminate the Executive’s employment for Cause during the Employment Period, then the Company shall pay or provide to the Executive the Accrued Benefits in accordance with Section 5(a)(i) and the other benefits as provided in Sections 5(d), 8 and 9, and shall have no other severance obligations under this Amended Agreement.

(c)
Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, then the Company shall pay or provide to the Executive or his beneficiary or personal representative, as the case may be, the Accrued Benefits in accordance with Section 5(a)(i) and the other benefits as provided in Sections 5(d) (including accelerated vesting of the Stock Option, as provided in Section 5(a)(iii) above), 8 and 9, and shall have no other severance obligations under this Amended Agreement.

(d)
Effect on Other Plans, Agreements and Benefits. Subject to the last sentence of this Section 5(d), despite the termination of the Executive’s employment for any reason, nothing in Section 5 or elsewhere in this Amended Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or its affiliates. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. Notwithstanding the foregoing, any severance benefits received by the Executive pursuant to Section 5 of this Amended Agreement shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any severance plan, program, policy or practice or contract or agreement of the Company or its affiliates (other than a retirement plan or other deferred compensation arrangement, equity award, any and all rights under the Option Agreement (including the Stock Option), welfare benefit plan or any similar plan or agreement which may contain provisions that become operative on, or that may incidentally refer to accelerated vesting or accelerated payment upon, a termination of the Executive’s employment).

7.
Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Amended Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.	Arbitration.

(a) Any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or in any way related to this Amended Agreement, other than a dispute about the calculation or award of the Transaction Bonus as set forth in Section 3(d)(iv), shall be finally determined by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The arbitration shall take place in Atlanta, Georgia. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. Judgment upon any award rendered may be entered in any court of competent jurisdiction. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of injunctive relief. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder or in compliance with legal reporting requirements, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The parties agree that any notice of arbitration must be filed within 30 days after the date when the dispute or controversy arose. The costs of the arbitration shall be paid by the Company, including the services of the arbitrator and the filing fees associated with filing an arbitration, except that each party shall pay their own costs of arbitration, including attorney’s fees.

(b) Any party to this Amended Agreement who brings an action in any court or other adjudicatory body regarding any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or in any way related to this Amended Agreement, other than a dispute about the calculation or award of the Transaction Bonus as set forth in Section 3(d)(iv), in contravention of the arbitration provision contained in Section 12(a) of this Amended Agreement, shall be subject to the imposition of an award of liquidated damages in the amount of $50,000. Such liquidated damages shall be awarded to the prevailing party in the event that a court grants a motion to compel arbitration of any of the claims asserted in the complaint. The parties agree that it would be difficult to estimate the damages associated with a breach of Section 12(a) in advance and that $50,000 is a reasonable estimate of those damages. The parties agree that this liquidated damages provision is not sought for a punitive purpose.

C.	Miscellaneous.
(i) The Agreement shall remain in full force and effect, except as modified by this Amendment. All capitalized terms used in the Amendment but not defined shall have the meanings ascribed to them in the Agreement.
(ii) The Company represents and warrants that (i) this Amendment and the modification of the duties of the Executive set forth herein comply with the formation documents of the Company, including without limitation its certificate of incorporation and by-laws; (ii) this Amendment and said modification of the Executive’s duties have been duly authorized by the Board; (iii) the Executive, in carrying out his duties hereunder, will be listed as a covered person under and subject to the terms of the Director’s and Officer’s insurance policy; and (iv) the Company shall promptly provide its insurance company with a copy of this Amendment and any requisite documents, including without limitation formation documents, in order to obtain such coverage.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PREMIER EXHIBITIONS, INC.
By:	/s/ Michael Little
Michael Little
	Title:	Chief Financial Officer

EXECUTIVE
/s/ Christopher J. Davino
Christopher J. Davino